EXHIBIT 99.a.



                      Rhodes, Inc. Employees' Savings Plan

                       Financial Statements and Schedules
                        as of December 31, 1996 and 1995
                                 Together With
                                Auditors' Report

                      RHODES, INC. EMPLOYEES' SAVINGS PLAN

                       FINANCIAL STATEMENTS AND SCHEDULES
                           DECEMBER 31, 1996 AND 1995



                               TABLE OF CONTENTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

FINANCIAL STATEMENTS

         Statements of Net Assets Available for Plan Benefits, With Fund Information--December 31, 1996 and 1995

         Statements of Changes in Net Assets Available for Plan Benefits, With Fund Information for the Years Ended December 31, 1996 and 1995

NOTES TO FINANCIAL STATEMENTS AND SCHEDULES

SCHEDULES SUPPORTING FINANCIAL STATEMENTS

         Schedule I: Item 27a--Schedule of Assets Held for Investment Purposes--December 31, 1996

         Schedule II: Item 27d--Schedule of Reportable Transactions for the Year Ended December 31, 1996

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Administrative Committee of
Rhodes, Inc. Employees' Savings Plan:

We have audited the accompanying statements of net assets available for plan benefits of RHODES, INC. EMPLOYEES' SAVINGS PLAN as of December 31, 1996 and 1995 and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements and the schedules referred to below are the responsibility of the administrative committee. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1996 and 1995 and the changes in its net assets available for plan benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes (Schedule I) and schedule of reportable transactions (Schedule II) are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statements of net assets available for plan benefits and the statements of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Arthur Andersen LLP

Atlanta, Georgia
June 26, 1997

                      RHODES, INC. EMPLOYEES' SAVINGS PLAN

  STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION

                           DECEMBER 31, 1996 AND 1995


                                                           1996 Investment Funds                  1995 Investment Funds
                                         --------------------------------------------  --------------------------------------------
                                         Short-Term   Rhodes     Common                Short-Term   Rhodes     Common
                                           Income     Stock      Stock       Total       Income     Stock      Stock        Total
                                         ----------  --------  ----------  ----------  ----------  --------  ----------  ----------


ASSETS:
    Investments, at fair value:
       Cash equivalents:
          Wachovia Certificate of
            Deposit Fund                 $2,701,300  $      0  $        0  $2,701,300  $2,885,100  $      0  $        0  $2,885,100
          Other                              46,989         4     139,660     186,653      85,080     4,069     189,728     278,877
       Wachovia GIC Fund                  1,633,417         0           0   1,633,417   1,365,162         0           0   1,365,162
       Common stock                               0   326,500   2,641,900   2,968,400           0   341,533   1,970,838   2,312,371
                                         ----------  --------  ----------  ----------  ----------  --------  ----------  ----------
              Total investments           4,381,706   326,504   2,781,560   7,489,770   4,335,342   345,602   2,160,566   6,841,510

    Receivables:
       Investment dividend and
         income receivable                    1,084        24       4,927       6,035       3,556        29       4,208       7,793
       Employer contributions
         receivable                          94,010    14,270      39,149     147,429      41,192     7,971      16,474      65,637
                                         ----------  --------  ----------  ----------  ----------  --------  ----------  ----------
                                             95,094    14,294      44,076     153,464      44,748     8,000      20,682      73,430
                                         ----------  --------  ----------  ----------  ----------  --------  ----------  ----------
NET ASSETS AVAILABLE FOR PLAN BENEFITS   $4,476,800  $340,798  $2,825,636  $7,643,234  $4,380,090  $353,602  $2,181,248  $6,914,940
                                         ==========  ========  ==========  ==========  ==========  ========  ==========  ==========




The accompanying notes are an integral part of these statements.

                      RHODES, INC. EMPLOYEES' SAVINGS PLAN

        STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS,
                             WITH FUND INFORMATION

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995





                                                1996 Investment Funds                           1995 Investment Funds
                                    ---------------------------------------------    --------------------------------------------
                                    Short-Term    Rhodes     Common                  Short-Term   Rhodes     Common
                                     Income       Stock      Stock       Total         Income     Stock      Stock       Total
                                    ----------   --------  ----------  ----------    ----------  --------  ----------  ----------
INVESTMENT INCOME:
    Interest                        $  168,989   $    273  $    9,801  $  179,063    $  173,540  $    259  $    9,072  $  182,871
    Dividends                           93,353          0      49,506     142,859        88,239         0      43,262     131,501

NET GAIN (LOSS) FROM INVESTMENTS            (1)   (90,969)    497,425     406,455            14   (74,065)    496,687     422,636

CONTRIBUTIONS:

    Employer, net of forfeitures       232,273     36,957      99,566     368,796       258,724    43,429     101,030     403,183
    Employee                           592,808     94,796     269,442     957,046       624,522   104,864     242,094     971,480

TRANSFERS BETWEEN FUNDS               (116,797)     6,022     110,775           0       (47,435)   46,153       1,282           0

WITHDRAWALS BY PARTICIPANTS           (873,915)   (59,883)   (392,127) (1,325,925)   (1,021,358)  (29,735)   (278,085) (1,329,178)
                                    ----------   --------  ----------  ----------    ----------  --------  ----------  ----------
NET INCREASE (DECREASE) IN
  PARTICIPANTS' EQUITY DURING YEAR      96,710    (12,804)    644,388     728,294        76,246    90,905     615,342     782,493



NET ASSETS AVAILABLE FOR PLAN
  BENEFITS, BEGINNING OF YEAR        4,380,090    353,602   2,181,248   6,914,940     4,303,844   262,697   1,565,906   6,132,447
                                    ----------   --------  ----------  ----------    ----------  --------  ----------  ----------
NET ASSETS AVAILABLE FOR PLAN
  BENEFITS, END OF YEAR             $4,476,800   $340,798  $2,825,636  $7,643,234    $4,380,090  $353,602  $2,181,248  $6,914,940
                                    ==========   ========  ==========  ==========    ==========  ========  ==========  ==========




The accompanying notes are an integral part of these statements.

                      RHODES, INC. EMPLOYEES' SAVINGS PLAN

                   NOTES TO FINANCIAL STATEMENTS AND SCHEDULES

                           DECEMBER 31, 1996 AND 1995

  1.  DESCRIPTION OF THE PLAN

      The following brief description of the Rhodes, Inc. Employees' Savings Plan (the "Plan") provides general information. Participants should refer to the plan agreement for complete information.

      Effective November 1, 1980, Rhodes, Inc. (the "Company") established the Plan, which is a voluntary defined contribution plan, whereby employee ("participant") contributions are supplemented by contributions of the Company. An administrative committee consisting of three employees of the Company was appointed to administer the Plan. No amendments to the Plan were adopted during 1995 or 1996.

      Three investment funds, the Short-Term Income Fund, the Rhodes Stock Fund, and the Common Stock Fund, were established by the Plan with guidelines as to the type of securities eligible for investment by each fund. The investment policy of the Short-Term Income Fund is to invest in income-producing assets, normally maturing within one year of purchase. The investment policy of the Rhodes Stock Fund is to invest in the stock of the Company. The Common Stock Fund has as its objective long-term growth of capital through investment, primarily in common stocks. However, cash reserves may be established for defensive purposes or to take advantage of special buying opportunities. Wachovia Bank of Georgia, N.A. ("Wachovia"), as trustee of the Plan, administers the Plan's assets and income.

      All employees of the Company are eligible to participate in the Plan upon completion of any 12 consecutive months of employment during which 1,000 or more hours of service were completed. Participation is voluntary. At December 31, 1996, there were 749 participants in the Plan.

      Participants may contribute up to 12% of their gross compensation, subject to Internal Revenue Code limitations, into the Short-Term Income Fund, the Rhodes Stock Fund, the Common Stock Fund, or a combination thereof. At least 25% of each participant's contribution must be to the Short-Term Income Fund. The Company will match 50% of the employee's contributions, until employer contributions equal 3% of the employee's compensation.

      Investment income for each fund is allocated to the respective fund's participants based on the pro rata percentage of the fair market value of the assets in each fund at the quarterly valuation date.

      Participants are 100% vested in their own contributions. Participants become fully vested in the Company's matching contributions after a five-year period. Forfeitures, as defined in the plan agreement, of the nonvested portions of the Company's matching contributions at the participants' termination dates shall serve to reduce future required company contributions. In 1994, the Plan was amended to allow roll-over distributions of plan benefit payments to eligible retirement plans.

      Participants may make withdrawals from their own accounts and from the Company's vested account at any time in accordance with the provisions of the Plan. Certain withdrawals result in a delay before participant and company contributions may resume.

      In the event of termination of the Plan, the total amount in each participant's account shall be nonforfeitable and immediately due and payable to each participant in accordance with the provisions of the Plan.

  2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Accounting

      The accompanying financial statements have been prepared on the accrual basis of accounting. The preparation of financial statements in conformity with generally accepted accounting principles requires the Plan's management to make estimates and assumptions that affect the accompanying financial statements and disclosures. Actual results could differ from those estimates.

      Contributions

      Contributions by participants are made through payroll deductions, and the Company's supplemental contributions are made monthly. Forfeitures of the nonvested portions of the Company's matching contributions at the participants' termination serve to reduce future required company contributions. During the years ended December 31, 1996 and 1995, forfeitures totaled $70,190 and $46,206, respectively.

      Investment Valuation

      Investments of the Plan are stated at current market value as determined by the plan trustee as of the balance sheet dates. Securities in public markets are valued at their quoted market prices. Investments in guaranteed insurance contracts of the Wachovia Guaranteed Insurance Contracts ("GIC") Fund are stated at cost which, as determined by the Trust Investment Committee of the Wachovia GIC Fund, approximates fair market value. Purchases and sales of securities are reflected on a trade-date basis. The difference between cost and market value from one period to the next on investments bought, sold, and held during the year is recognized as net gain (loss) from investments in the accompanying statements of changes in net assets available for plan benefits.

      As of December 31, 1996 and 1995, investments (at fair market value) that represent 5% or more of the Plan's net assets available for plan benefits are as follows:

                                                   1996             1995
                                                ----------       ----------
         Wachovia Certificate of Deposit Fund   $2,701,300       $2,885,100
         Wachovia GIC Fund                       1,633,417        1,365,162


      Administrative Expenses

      All administrative expenses are paid by the Company.

  3.  TAX STATUS

      The Plan obtained its latest determination letter on October 26, 1995 in which the Internal Revenue Service stated that the Plan was in compliance with the applicable requirements of the Internal Revenue Code. The aforementioned determination letter approves and includes all amendments to the Plan as of December 31, 1995. Accordingly, no provision for federal income taxes has been made in the accompanying financial statements.

  4.  RELATED PARTIES

      During 1994, the Plan began to invest in company stock purchased on the open market. As of December 31, 1996 and 1995, the Plan held 42,129 and 35,029 shares of company stock, respectively. The Plan also invests in common and collective trusts of Wachovia, the Plan's trustee.


  5.  ACQUISITION

      Effective December 31, 1996, Rhodes, Inc. was acquired by Heilig-Meyers Company ("Heilig Meyers"). As a result of the acquisition, each share of Rhodes, Inc. common stock held in the Rhodes Stock Fund was converted into .5 share of Heilig-Meyers common stock.

      Effective June 30, 1997, the Company intends to freeze the Plan. As of that date, no new participants will be added to the plan and all existing participants who continue to work for Heilig-Meyers after June 30, 1997 will become fully vested in the Company's matching contributions. Those participants who terminate prior to June 30, 1997, and have not met the five year vesting requirement, will not be vested in matching contributions under the Plan. A decision has not yet been made on whether the Plan will be continued as a separate investment plan, terminated and disbursed or transferred into the Heilig-Meyers Employees' Profit Sharing and Retirement Savings Plan.

  6.  RECONCILIATION TO FORM 5500

      As of December 31, 1996 and 1995, the Plan had $177,292 and $34,170, respectively, of pending distributions to participants who elected to withdraw from the Plan. These amounts are recorded as a liability in the Plan's Form 5500; however, these amounts are not recorded as a liability in the accompanying statements of net assets available for plan benefits in accordance with generally accepted accounting principles.

      The following table reconciles net assets available for plan benefits per the financial statements to the Form 5500 as filed by the Company for the years ended December 31, 1996 and 1995:

                                                                                        Net Assets Available
                                                    1996                                 for Plan Benefits
                                                  Benefits            1996                  December 31
                                                 Payable to         Benefits      --------------------------------
                                                Participants          Paid             1996             1995
                                              --------------      ----------      ---------------  ---------------
       Per financial statements                  $      0         $1,325,925        $7,643,234       $6,914,940
       Accrued benefit payments                   177,292            177,292          (177,292)         (34,170)
       Reversal of 1995 accrual for
         benefit payments                               0            (34,170)              0                0
                                              --------------      ----------      ---------------  ---------------
       Per Form 5500                             $177,292         $1,469,047        $7,465,942       $6,880,770
                                              ==============      ==========      ===============  ===============

                                                                      SCHEDULE I
                                                                     Page 1 of 2

                      RHODES, INC. EMPLOYEES' SAVINGS PLAN

           ITEM 27a--SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                               DECEMBER 31, 1996

                                                                        Par Value/
                                                                          Number
                                                                        of Shares/        Cost           Current
                                                                         Contracts        Value           Value
                                                                        ----------    -------------   --------------
      CORPORATE STOCKS--COMMON:

          Abbott Laboratories                                               500       $     13,212    $     25,375
          American Home Products Corporation                                900             33,450          52,763
          American International Group, Inc.                                500             27,599          54,125
          Amoco Corporation                                                 400             21,021          32,250
          AT&T Corporation                                                1,000             35,286          43,375
          Autozone, Inc.                                                    500             12,665          13,750
          Avon Products, Inc.                                               400             11,293          22,850
          BellSouth Corporation                                           1,900             52,631          76,950
          Bristol-Myers Squibb Company                                    1,000             58,330         109,000
          Cabletron Systems, Inc.                                           800             27,445          26,600
          Caterpillar, Inc.                                                 200             12,191          15,050
          Chase Manhattan Corp. New                                         500             43,750          44,688
          CISCO Sys. Inc.                                                   700             38,950          44,537
          Coca-Cola Company, The                                          1,200             25,308          63,150
          Columbia/HCA Healthcare Corporation                               750             25,415          30,563
          Computer Associates International                                 750             30,903          37,313
          CPC International, Inc.                                         1,500             69,294         116,250
          Disney Walt, Co.                                                  400             28,370          27,900
          Ecolab Inc.                                                     1,000             37,429          37,624
          Electronic Data Systems Corp.                                   1,500             74,645          64,874
          Equifax Inc.                                                    2,000             34,916          61,250
          Exxon Corporation                                                 600             28,268          58,800
          Federal National Mortgage Association                           1,600             30,759          60,200
          First USA Inc.                                                  1,000             28,868          34,625
          FMC Corporation                                                   400             27,621          28,050
          Ford Motor Company-Delaware                                     3,000             86,418          96,750
          General Electric Company                                          600             13,616          59,325
          Halliburton Company                                               600             18,425          36,150
          Harsco Corporation                                                300             12,360          20,550
          Hewlett-Packard Company                                           500              8,401          25,125
          Honeywell, Inc.                                                 1,000             34,295          65,750


                                                                      SCHEDULE I
                                                                     Page 1 of 2


                                                                        Par Value/
                                                                          Number
                                                                        of Shares/        Cost           Current
                                                                         Contracts        Value           Value
                                                                        ----------    -------------   --------------

          Intel Corp.                                                       100       $     12,950    $     13,094
          International Business Machines Corp.                             300             25,044          45,450
          International Paper Company                                       500             18,638          20,250
          Lucent Technologies Inc.                                          400             17,423          18,500
          Merck & Company, Inc.                                             700             23,925          55,738
          Microsoft Corporation                                             300              5,831          24,788
          Morgan & Company, J. P.                                           600             27,393          58,575
          Motorola, Inc.                                                  1,000             34,120          61,250
          Newell Co.                                                      1,000             30,755          31,500
          Norfolk Southern Corporation                                      900             46,127          79,200
          Pepsico, Inc.                                                   2,500             62,773          73,125
          Praxair, Inc.                                                   2,000             42,233          92,250
          Procter & Gamble Company                                          500             24,474          53,813
          Providian Corporation                                           1,500             54,791          77,063
 *        Rhodes, Inc.                                                   42,129            482,779         326,499
          Schlumberger Ltd.                                                 800             50,517          79,900
          Sigma Aldrich Corporation                                         500             18,113          31,219
          Southern Company, The                                           2,000             39,388          45,250
          Tecumseh Products Company                                       1,000             49,988          57,375
          Tenet Healthcare Corp.                                          1,500             31,933          32,813
          TYCO International Ltd.                                         1,000             35,773          52,875
          Xerox Corporation                                               1,500             57,872          78,937
          3Com Corp.                                                      1,000             44,728          73,374
                                                                                      -------------   --------------
                    Total corporate stocks--common                                       2,240,702       2,968,400
                                                                                      -------------   --------------
      COMMON/COLLECTIVE TRUSTS:

 *        Wachovia Certificate of Deposit Fund                           27,013          2,701,300       2,701,300
 *        Wachovia GIC Fund                                               8,768          1,633,417       1,633,417
 *        Wachovia Short-Term Investment Fund                           186,653            186,653         186,653
                                                                                      -------------   --------------
                    Total common/collective trusts                                       4,521,370       4,521,370
                                                                                      -------------   --------------
                    Total investments                                                   $6,762,072      $7,489,770
                                                                                      =============   ==============




                         *Indicates a party in interest.


         The accompanying notes are an integral part of this schedule.

                                                                     SCHEDULE II




                      RHODES, INC. EMPLOYEES' SAVINGS PLAN

               ITEM 27d--SCHEDULE OF REPORTABLE TRANSACTIONS (a)

                      FOR THE YEAR ENDED DECEMBER 31, 1996


                                        Number                              Number                                          Net
                                      of Purchase         Purchase         of Sales            Selling                      Gain
                                     Transactions           Price        Transactions           Price           Cost       (Loss)
                                     ------------        -----------     ------------        -----------     -----------   ------

 *    WACHOVIA CERTIFICATE OF
        DEPOSIT FUND                         7           $   126,600            4            $   310,400     $   310,400      $0

 *    WACHOVIA SHORT-TERM
        INVESTMENT FUND                    209             1,179,375           47              1,274,553       1,274,553       0







                  *Indicates a party-in-interest transaction.

     (a) Represents a transaction or a series of transactions in securities of the same issue in excess of 5% of the current value of plan assets as of the beginning of the year.

         The accompanying notes are an integral part of this schedule.

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our reports dated June 26, 1997, in Heilig-Meyers Company's amended Form 10-K and to the incorporation by reference into the Company's previously filed Registration Statement File Nos.: 2-96961, 33-28095, 33-35263, 33-43791,
33-50086, 33-54261, 33-65616, 333-07753 and 333-29929 and to the incorporation by reference into Rhodes, Inc.'s previously filed Registration Statement No. 33-53969 and to all references to our firm.

/s/ Arthur Andersen LLP

Atlanta, Georgia
June 26, 1997